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                                                                    EXHIBIT 99.1
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       Compass Plastics & Technologies Announces Acceleration of Bank Debt

Gardena, California (February 11, 1999)---Compass Plastics & Technologies, Inc. (NASDAQ/SmallCap:CPTI) announced today that it is negotiating with its lenders, Manufacturers Bank and California Bank & Trust, to restructure the terms of indebtedness of the Company and its subsidiaries that is in default due to failure to comply with certain financial covenants. The Company received notice from the banks on February 2, 1999 of acceleration and demand for immediate payment in full of all amounts due under the loan agreement, aggregating approximately $12,000,000. The banks have expressed their willingness to forbear exercising their rights and remedies on a day-to-day basis subject to continued progress in negotiating a restructuring. The banks have reserved the right to exercise all of their rights and remedies at any time.

Compass President & CEO Michael A. Gibbs said, "We are working diligently to amend our senior lending arrangements to cure the default. We expect to reach agreement on terms in the next few weeks."

Compass Plastics & Technologies, Inc., through its wholly-owned subsidiaries, AB Plastics Corporation and M.O.S. Plastics, Inc., is a leading contract manufacturer and assembler of custom injection-molded plastic components in the western United States and Baja, Mexico. The company manufactures the plastic exteriors of computer monitors, televisions, electronic keyboards, and other consumer products. In addition to injection-molded components, the company offers a broad range of "value added" services including painting, decorating and assembly of mechanical and electrical components.


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